FOR IMMEDIATE RELEASE
Date:  March 11, 1997
OTC Bulletin Board Symbol:  CVOL
Covol Investor Contact:                            Alan Ayers (801) 768-4481
                                                              (801) 768-4483 FAX

COVOL Technologies, Inc., announces the closing of the sale of Utah Synfuel #1 to Coaltech, a limited partnership consisting of AJG Financial Services, Inc., Square D Company and Covol Technologies, Inc.

Covol Technologies, Inc., -- March 11, 1997 -- (CVOL), today announced that it has finalized the sale of the Utah Synfuel #1 synthetic coal briquetting facility. The facility converts coal fines, which are small particles of coal 1/4" or smaller, into a solid synthetic fuel using Covol's patented technology. The purchaser is Coaltech No. 1, L.P., a limited partnership consisting of Covol Technologies, Inc. as general partner (holding a 1% interest), AJG Financial Services, Inc. and Square D Company. AJG Financial Services, Inc. is a wholly-owned subsidiary of Arthur J. Gallagher & Co., an international insurance brokerage and risk management services company. Square D Company is the market-leading North American supplier of electrical distribution, automation and industrial control products for the distribution, application and control of electrical energy. Square D is a brand of Groupe Schneider-North America.

The transaction includes the sale of the synthetic coal production facility for $3.5 million and the granting of a license to use Covol's patented coal briquetting technology. Payments for the technology license fee will be: $1.4 million as an "initial license fee" (paid at closing), $1.1 million as a "production goal fee" to be paid once the facility achieves a designated production level and quarterly payments of an "earned license fee" based on production. If the facility operates at projected production levels, the earned license fee should be approximately $7 million per year. In addition, Covol will operate the plant for a designated fee per ton. Finally, the transaction provides for the option for Coaltech to purchase a second production line to be constructed by Covol at the same Utah location. The second 360,000 ton per year line is expected to be placed in service before June 30, 1997.

Brent Cook, Covol's President and CEO stated, "This transaction is a high water mark for Covol - the commercialization of Covol's patented coal technology. We are extremely pleased to have forged strategic alliances with companies like Gallagher and Square D, who are not only committed to using innovative technologies but also improving the environment and extending the nation's fuel reserves."

Covol Technologies, Inc. is a technology development company focused on recycling yesterday's waste into tomorrow's resources.

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Forward  looking  statements  in this  release  involve  a number  of risks  and uncertainties including, but not limited to, product demand, market acceptance, changing economic conditions, risks in product and technology development, the effect of the company's accounting policies and other risk factors detailed in the company's SEC filings.


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